EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Restaurant Brands International Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-214217, 333-206712, 333-200997 and 333-226499) on Form S-8 and registration statements (No. 333-233123) on Form S-3 of Restaurant Brands International Inc. of our reports dated February 21, 2020, with respect to the consolidated balance sheets of Restaurant Brands International Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Restaurant Brands International Inc.
Our report on the consolidated financial statements refers to changes in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification (ASC) Topic 842, Leases, and for revenue from contracts with customers as of January 1, 2018 due to the adoption of ASC Topic 606, Revenue from Contracts with Customers.
(signed) KPMG LLP

Miami, Florida
February 21, 2020